SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ####

[Excerpts from scripts for KCPL employee information hotline bulletin issued August 6, 1996]


[Bulletin issued Tuesday morning, August 6, 1996]

     Kansas City Power & Light Company announced yesterday that it is postponing its Special Meeting of Shareholders which was scheduled to be held on August 7, 1996. The Special Meeting is being postponed after consideration of the views of the staff of the U.S. Securities and Exchange Commission that it is necessary to provide KCPL shareholders with additional time to consider information concerning the August 2, 1996 order of the United States District Court for the Western District of Missouri regarding the required vote in KCPL's proposed merger with UtiliCorp United Inc.

     The Company also announced that the District Court indicated on Monday that it would consider entering an order that would permit immediate appeal of its August 2, 1996 ruling to the Eighth Circuit Court of Appeals after the Special Meeting of Shareholders is held.

     Shareholders will be notified in the next few days as to the new time, date and place for the postponed Special Meeting.

                            --------

[Bulletin issued Tuesday afternoon, August 6, 1996]

     Kansas City Power & Light announced today that it has rescheduled its Special Meeting of Shareholders to vote on the strategic merger with UtiliCorp United Inc. for Friday, August
16, 1996.

     Chairman of the Board, President and Chief Executive Officer Drue Jennings said, "Nothing has changed regarding the fundamental benefits of the KCPL/UtiliCorp merger and we look forward to giving KCPL shareholders the opportunity to vote on the merger. A KCPL/UtiliCorp combination will match KCPL's experience and strength in regulated businesses with UtiliCorp's strength in unregulated businesses. This uniquely positions the combined company to meet the challenges of the changing energy market. The resolve of the Board remains firm: Western's ability to pay dividends at its promised rate is not credible to KCPL -- as Western would be required to use in 1998 more than 90% of its earnings on a going forward basis to cover dividend payments.

     "It remains KCPL's position that the merger as restructured on May 20, 1996 does not require a two-thirds vote but rather requires the approval of a majority of those shares voting at a meeting. Quite frankly, we are both surprised and disappointed with the District Court's ruling, which, if it remains in effect, would permit a relatively small minority (including shares not even voted) to thwart the wishes of the holders of a substantial majority of KCPL shares."

     The Special Meeting will take place at the Westin Crown
Center Hotel in Kansas City  at 10:00 a.m.

[Excerpt from employee "Merger Report" newsletter distributed August 6, 1996]


KCPL RESCHEDULES SHAREHOLDERS' MEETING FOR AUG. 16

           Kansas City Power & Light has rescheduled its
Special Meeting of Shareholders for Aug. 16.

           The meeting, originally set for Aug. 7,
was postponed after consideration of the views of the Securities and Exchange Commission staff that the delay is necessary to give KCPL shareholders additional time to consider the Aug. 2 U.S. District Court decision by Federal Judge Scott Wright. The Judge decided that the revised agreement still requires that two-thirds of all outstanding
KCPL shares be voted in favor of the KCPL/UCU merger.

           The voting requirements became an issue in late spring after KCPL and UCU signed an amended merger agreement. The agreement provides for a one-for-one stock transaction and changes the structure of the merger, which the companies believe should change the KCPL voting requirement to a majority of shares voted.

           KCPL brought the matter before the court to secure a judgment that the KCPL/UCU merger could be completed in accordance with Missouri law. While the Judge's decision does not prohibit the merger, he ruled that under Missouri law, the merger requires approval from two-thirds of KCPL's outstanding shares.

     "It remains KCPL's position that the merger as restructured on May 20, 1996, does not require a two-thirds vote but rather the approval of a majority of those shares voting at a special meeting," says KCPL's Drue Jennings. "We intend to seek to appeal the Judge's decision as soon as possible."

     UCU's Rick Green adds, "We believe our position -- that only a simple majority of shares voting is required to approve the merger -- is legally correct."

           The rescheduled meeting for KCPL shareholders will begin at 10 a.m. at the Westin Crown Center, Kansas
City, Mo.

           As of today, UtiliCorp expects to proceed with its Aug. 14 Special Meeting of Shareholders. Any changes to that meeting will be communicated promptly to employee locations.

                            #####

TWO STATES ADVANCE KCPL/UCU MERGER

           UtiliCorp announced on Thursday, Aug. 1, that action taken in West Virginia and Iowa advances its merger with KCPL. The West Virginia Public Service Commission unanimously approved the merger without condition. In Iowa, the Office of Consumer Advocate, a division of the state's
Department of Justice, advised the Utilities Board of the Department of Commerce that once UCU shareholders approve the merger a formal hearing on the matter "is unnecessary."

           UCU also has customers and operations in Missouri, Kansas, Nebraska, Colorado, Minnesota and
Michigan, and is required to submit merger plans and other significant corporate developments for consideration by regulatory authorities in those states.

           Missouri's Public Service Commission has established a procedure for review of the merger and has scheduled a public hearing for Oct. 7. A similar review procedure will be set by the Kansas Corporation Commission after shareholders of both companies approve the merger.

           The last week in July, the Missouri Commission, for the second time, issued an order denying Western
Resources permission to participate in the case as an intervenor. Similarly, in its July 17 Response to Western's
Motion to Establish a Procedural Schedule, the KCC Staff said, "Any merger between [Western Resources] and KCPL is speculative and [Western's] request to establish a procedural schedule is premature." The Staff's statement further said, "[E]stablishing a schedule now puts testimony filing dates into effect for Staff when there is no actual merger upon which Staff can begin investigation," and that the KCC should "refrain from establishing a procedural schedule until such time as a shareholder approved merger agreement is before the Commission."

           "We're proceeding on schedule in all
jurisdictions, including presentations to the Federal Energy Regulatory Commission and the Atomic Energy Commission," said Jon Empson, UCU's senior vice president of regulatory and legislative services. He added that requirements in Michigan were minimal, involving only clerical filing of documents, and that the international jurisdictions only need submission of detailed financial statements for review.

FOR IMMEDIATE RELEASE

Media Contacts:                            Investor Contact:
  Pam Levetzow                               David Meyers
  816 / 556-2926                             816 / 556-2312
  Phyllis Desbien
  816 / 556-2903       Joele Frank / Dan Katcher
                       Abernathy MacGregor Scanlon
                       212 / 371-5999


    KCPL SETS NEW SHAREHOLDER MEETING DATE:  AUGUST 16, 1996
            _________________________________________

KANSAS CITY, MISSOURI (AUGUST 6, 1996) -- Kansas City Power & Light (NYSE: KLT) announced today that it has rescheduled its Special Meeting of Shareholders to vote on the strategic merger with UtiliCorp United Inc. (NYSE: UCU) for Friday, August 16, 1996.

Chairman of the Board, President and Chief Executive Officer Drue Jennings said, "Nothing has changed regarding the fundamental benefits of the KCPL/UtiliCorp merger and we look forward to giving KCPL shareholders the opportunity to vote on the merger.
A KCPL/UtiliCorp combination will match KCPL's experience and strength in regulated businesses with UtiliCorp's strength in unregulated businesses. This uniquely positions the combined company to meet the challenges of the changing energy market.
The resolve of the Board remains firm: Western's ability to pay dividends at its promised rate is not credible to KCPL -- as Western would be required to use in 1998 more than 90% of its earnings on a going forward basis to cover dividend payments.

"It remains KCPL's position that the merger as restructured on May 20, 1996 does not require a two-thirds vote but rather requires the approval of a majority of those shares voting at a meeting. Quite frankly, we are both surprised and disappointed with the District Court's ruling, which, if it remains in effect, would permit a relatively small minority (including shares not even voted) to thwart the wishes of the holders of a substantial majority of KCPL shares."

The Special Meeting will take place at the Westin Crown Center
Hotel in Kansas City at 10:00 a.m.

Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.

                               xxx